Exhibit 10.2

FORM OF RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of the 17th day of December 2009 (the “Date of Grant”), between Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Cypress Sharpridge Investments, Inc. 2006 Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock award provided for herein to the Participant, an employee of Sharpridge Capital Management, L.P., a Delaware limited partnership (“Sharpridge”), which serves as a Sub-Advisor to Cypress Sharpridge Advisors, LLC, a Delaware limited liability company, and the manager of the Company (the “Manager”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a restricted stock award (the “Restricted Stock Award”) consisting of                      restricted shares of the Company’s common stock, $.01 par value per share (the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2. Vesting.

(a) Subject to the Participant’s continued employment with at least one of the Company, an Affiliate, the Manager or Sharpridge, the Restricted Shares shall vest and become nonforfeitable as follows:

i.	with respect to Restricted Shares (representing 15% of the Restricted Shares initially granted hereunder) on the first anniversary of the Date of Grant;

ii.	with respect to Restricted Shares (representing 15% of the Restricted Shares initially granted hereunder) on the second anniversary of the Date of Grant;

iii.	with respect to Restricted Shares (representing 20% of the Restricted Shares initially granted hereunder) on the third anniversary of the Date of Grant;

iv.	with respect to Restricted Shares (representing 20% of the Restricted Shares initially granted hereunder) on the fourth anniversary of the Date of Grant; and

v.	with respect to Restricted Shares (representing 30% of the Restricted Shares initially granted hereunder) on the fifth anniversary of the Date of Grant.

(b) The Restricted Shares shall be forfeited by the Participant without consideration on the date on which the Participant ceases to be employed by at least one of the Company, an Affiliate, the Manager or Sharpridge, to the extent any such Restricted Shares are not vested on or before the cessation of such employment.

(c) Notwithstanding any other provision of this Agreement to the contrary but subject to Section 9(b) of the Plan, any Restricted Shares not previously forfeited or vested shall become vested (i) on the date of the Participant’s death, (ii) on the date that the Participant ceases to be employed by at least one of the Company, an Affiliate, the Manager or Sharpridge on account of Disability (as defined below), or (iii) on the date that a Change in Control occurs.

(d) For purposes of this Agreement, “employment” means service provided by the Participant as an officer, director or employee of the Company, an Affiliate, the Manager or Sharpridge. The Participant’s employment with the Company, an Affiliate, the Manager or Sharpridge shall not be deemed to have ended if the Participant transfers from the employment or service of one such entity to the employment or service of another such entity without an interruption in service.

(e) For purposes of this Agreement, “Disability” means that the Participant is, as a result of injury or physical or mental illness, absent from the full-time performance of his or her duties to the Company, an Affiliate, the Manager or Sharpridge, as the case may be, for a period of 180 consecutive calendar days.

3. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2. As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.

4. Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and the Participant shall receive, when paid, any dividends or distributions on all of the Restricted Shares granted hereunder as to which the Participant is the record holder on the applicable record date; provided that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant along with the stock powers relating thereto.

5. Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Participant shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. No Right to Continued Service. The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company, an Affiliate, the Manager or Sharpridge to continue the employment or service of the Participant and shall not lessen or affect the right of the Company, an Affiliate, the Manager or Sharpridge to terminate the employment or service of such Participant.

7. Participant Representations. The Participant represents the following to the Company:

(a) The Participant:

i.	is an “accredited investor,” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended, based one or more of the following:

A.	the Participant is a director or executive officer of the Company;

B.	the Participant is a natural person and has a net worth, either alone or with his or her spouse, of more than $1,000,000; or

C.	the Participant is a natural person and had income in excess of $200,000 during each of the previous two years and reasonably expects to have income in excess of $200,000 during the current year, or joint income with his or her spouse in excess of $300,000 during each of the previous two years and reasonably expects to have joint income in excess of $300,000 during the current year; or

ii.	either alone or with his or her purchaser representative(s) has such knowledge and experience in financial and business matters so that he or she is capable of evaluating the merits and risks of the prospective investment made in connection with the Restricted Shares.

(b) The Participant represents and agrees that he or she has received such information as the Participant deems necessary in order to make an investment decision with respect to the Restricted Shares, including but not limited to the Company’s public filings made pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Participant represents and agrees that the Participant and his or her professional advisor(s), if any, have had the right to ask questions of and receive answers from the Company and its officers and directors, and to obtain such information concerning the terms and conditions of the offering of the Restricted Shares to the extent that the Company possesses the same or could acquire it without unreasonable effort or expense, as the Participant and his or her professional advisor(s), if any, deemed necessary. The Participant represents and agrees that prior to the Participant’s agreement to receive the Restricted Shares, the Participant and his or her professional advisor(s), if any, have asked such questions, received such answers and obtained such information as the Participant and his or her advisor(s), if any, deemed necessary to verify the accuracy of any other information that the Participant and his or her advisor(s), if any, deemed relevant to making an investment decision with respect to the Restricted Shares.

8. Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

9. Withholding. The Participant shall make arrangements satisfactory to the Company with respect to the satisfaction of applicable income and employment tax withholding requirements and the Company, an Affiliate, the Manager or Sharpridge is hereby authorized to withhold from the Participant’s compensation any applicable withholding taxes in respect of the Restricted Shares, their grant or vesting or any payment or transfer with respect to the Restricted Shares and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Without limiting the generality of the foregoing, to the extent permitted by the Committee, the Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares held by the Participant (which are not subject to any pledge or other security interest and which have been vested and held by the Participant for no less than six months (or such other period as established from time to time by the Committee or United States generally accepted accounting principles)) or by having the Company withhold from the number of Restricted Shares otherwise deliverable to the Participant hereunder Restricted Shares with a Fair Market Value not in excess of the statutory minimum withholding liability.

10. Securities Laws. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the corporate records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

12. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

13. Restricted Stock Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award and the Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:
Kevin E. Grant, Chief Executive Officer

AGREED AND ACKNOWLEDGED:

Participant

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